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                                                             Exhibit (a)(1)(RRR)

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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

---------------------------------------------------X
DOLPHIN LIMITED PARTNERSHIP I, L.P., et al,        :
                                                   :
                      Plaintiffs                   :
                                                   :
                  v.                               :
                                                   :
NCS ACQUISITION CORP. and OMNICARE, INC.           :    C.A. No. 20101
                                                   :
                      Defendants,                  :
                                                   :
---------------------------------------------------X

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                  ANSWER OF THE NCS DEFENDANTS IN INTERVENTION

    Defendants NCS HealthCare, Inc., Boake A. Sells and Richard L. Osborne (collectively, the "NCS Defendants"), by their attorneys, Skadden, Arps, Slate, Meagher & Flom LLP, respond as follows to the allegations of the Complaint:

    1. The NCS Defendants lack knowledge or information sufficient to form a belief as to the truth of the allegations in the first sentence of paragraph 1 of the Complaint, except admit that NCS is being acquired by Omnicare and its wholly owned subsidiary, NCS Acquisition Corp., pursuant to a tender offer and merger at $5.50 per share. The NCS Defendants deny the allegations in the second and third sentences of paragraph 1 of the Complaint. As to the allegations in the fourth sentence of paragraph 1 of the Complaint, the NCS Defendants admit, with the




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clarification that NCS stockholders would have received one tenth of a share of
Genesis Common Stock for each share of NCS Common stock they held, which consideration was valued at $1.60 as of July 28, 2002, the date the NCS/Genesis Merger Agreement was executed. The NCS Defendants admit the allegations in sentences five, six and seven of paragraph 1 of the Complaint. The allegations of the eighth sentence of paragraph 1 of the Complaint do not require a response.

    2. The NCS Defendants lack knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 2 of the Complaint, except admit that the named plaintiffs were plaintiffs in the Shareholders Action.

    3. Admitted.

    4. The NCS Defendants admit the allegations in the first sentence of paragraph 4 of the Complaint, and deny the remaining allegations.

    5. The NCS Defendants deny the allegations in the first sentence of paragraph 5 of the Complaint. The NCS Defendants deny the allegations in the second sentence of paragraph 5, except admit that the Director Defendants entered into the Genesis Merger Agreement. As to the remaining allegations, the NCS Defendants respectfully refer the court to the NCS/Genesis Merger Agreement for its terms and deny the remaining allegations to the extent they are inconsistent therewith.

    6. Admitted.

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    7. Admitted.

    8. Admitted.

    9. Admitted.

    10. Admitted.

    11. Admitted.

    12. Admitted.

    13. Admitted.

    14. Admitted.

    15. Admitted.

    16. The NCS Defendants admit the allegations in the first two sentences of paragraph 16. As to the remaining allegations, the NCS Defendants respectfully refer the Court to the Order of the Delaware Supreme Court dated December 10, 2002, for its contents, and deny the remaining allegations to the extent they are inconsistent therewith.

    17. Admitted.

    18. Admitted.

    19. The NCS Defendants admit the allegations in the first two sentences of paragraph 19 of the complaint, and deny the remaining allegations.

    20. The NCS Defendants respectfully refer the Court to the Agreement and Plan of Merger by and among Omnicare, NCS Acquisition Corp, and NCS,

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dated December 17, 2002, for its contents, and deny the allegations of paragraph
20 to the extent they are inconsistent therewith.

21. Denied.

22. Denied.

23. Denied.

                              AFFIRMATIVE DEFENSES

                           FIRST AFFIRMATIVE DEFENSE

    Plaintiffs are barred in whole or in part because the NCS/Omnicare Merger Agreement calls for Omnicare to pay NCS stockholders $5.50 "net to the seller in cash" and does not permit Omnicare to reduce that price. In addition, that provision of the Merger Agreement was negotiated with the full knowledge on the part of Omnicare of the participation by the stockholder plaintiffs, and no right of set-off of merger consideration to pay attorney's fees was ever requested by Omnicare.

                           SECOND AFFIRMATIVE DEFENSE

    Plaintiffs' claims are barred in whole or in part because, pursuant to Court of Chancery Rule 17, they are not brought in the name of the real party in interest.

    WHEREFORE, the Defendants respectfully request that this Court enter an Order and Judgment:

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        (i) denying Plaintiffs' Motion for a TRO;

        (ii) awarding NCS the reasonable costs of suit, including reasonable attorneys' fees; and

        (iii) grant such other relief as the Court deems just and proper.

                                          Respectfully submitted,

                                          /s/ Edward P. Welch
                                          -------------------------------------
                                          Edward P. Welch
                                          Edward B. Micheletti
                                          Katherine J. Neikirk
                                          James A. Whitney
                                          SKADDEN, ARPS, SLATE,
                                            MEAGHER & FLOM LLP
                                          One Rodney Square
                                          P.O. Box 636
                                          Wilmington, DE 19899
                                          (302) 651-3000

                                          Attorneys for NCS HealthCare, Inc.
                                          Boake A. Sells and Richard L.
                                          Osborne

OF COUNSEL:

Mark A. Phillips
BENESCH, FRIEDLANDER, COPLAN
  & ARONOFF LLP
2300 BP Tower, 200 Public Square
Cleveland, OH 44114-2389
(216) 363-4500

DATED: December 30, 2002




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                             CERTIFICATE OF SERVICE

    I,Katherine J. Neikirk, hereby certify that on December 30, 2002, I caused two copies of the Notice of Motion, the NCS Defendants' Motion to Intervene, Order and Answer of the NCS Defendants in Intervention to be served upon the following counsel of record in the manner indicated below.

BY HAND DELIVERY

Joseph A. Rosenthal, Esquire
Rosenthal Monhait, Gross & Goddess, P.A.
Mellon Bank Center, Suite 1401
Wilmington, Delaware 19801

Donald J. Wolfe, Jr., Esquire
Potter Anderson & Corroon LLP
1313 North Market Street
Wilmington, DE 19899

Robert J. Kriner, Jr., Esquire
Chimicles & Tikellis LLP
One Rodney Square
Wilmington, DE 19899

                                          /s/ Katherine J. Neikirk
                                          -----------------------------------
                                          Katherine J. Neikirk







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